EXHIBIT 10.5
WSI INDUSTRIES, INC.
2005 STOCK PLAN
RESTRICTED STOCK BONUS AWARD AGREEMENT

RECIPIENT:	[ ]

AWARD DATE:	[ ]

RESTRICTED SHARES:	[ ]

LAPSE OF TIME RESTRICTIONS:	Time Restrictions on the Restricted Shares for which the Performance Restrictions have lapsed lapse in equal installments over a three (3) year period as follows:

One-third of such Shares on the date the fiscal [ ] year-end results have been audited and approved by the Company’s Board of Directors.

One-third of such Shares on and after the second anniversary of the Award Date. One-third of such Shares on and after the third anniversary of the Award Date.

LAPSE OF PERFORMANCE RESTRICTIONS	Performance Restrictions on the Restricted Shares lapse upon achievement of performance goals established for Recipient under the Company’s [ ] Executive Bonus Program (the “Program”) as follows:

Performance at the Maximum level under the Program, all Performance Restrictions lapse.

Performance above the Target level but below the Maximum level under the Program, Performance Restrictions lapse as to that number of Restricted Shares as equals the actual percentage of achievement within the range from Target level to Maximum level. For example, if Recipient has a performance level at the mid-point between Target and Maximum, Performance Restrictions would lapse as to 50% of the Restricted Shares.

THIS RESTRICTED STOCK AWARD AGREEMENT is made as of the Award Date set forth above, by and between WSI Industries, Inc., a Minnesota corporation (the “Company”) and the Recipient named above (the “Recipient”) setting forth the terms and conditions of an Award of Restricted Stock granted pursuant to WSI Industries, Inc., 2005 Stock Plan (the “Plan”). Capitalized terms used herein and not defined shall have the meaning given such terms in the Plan.
1. Grant of Restricted Shares. In accordance with the terms of the Plan and subject to the further terms, conditions and restrictions contained in this Agreement, the Company hereby grants to Recipient the number of Restricted Shares set forth above. “Restricted Shares” means shares of the Company’s common stock, $0.10 par value (the “Shares”) subject to the Restrictions set forth in Section 3 of this Agreement.
2. Certificates for Shares. Certificates evidencing Restricted Shares shall be deposited with the Company to be held in escrow until such Shares are released to the Recipient or forfeited in accordance with this Agreement. The Recipient shall, simultaneously with the delivery of this Agreement, deliver to the Company a stock power, in blank, executed by the Recipient. If any Restricted Shares are forfeited, the Company shall direct the transfer agent of the Shares to make the appropriate entries in its records showing the cancellation of the certificate or certificates for such Restricted Shares and the Shares represented thereby shall have the status as authorized but unissued Shares.
3. Restrictions. During the period prior to the lapse of the Time Restrictions and Performance Restrictions as set forth in Section 5 (the “Restricted Period”) and subject to earlier termination of the Restricted Period or forfeiture of the Restricted Shares, the Restricted Shares and all rights with respect to the Restricted Shares, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and shall be subject to the risk of forfeiture contained in Section 4 of this Agreement (such limitations on transferability and risk of forfeiture being herein referred to as “Restrictions”), but the Recipient shall have all other rights of a stockholder, including, but not limited to, the right to vote and receive cash dividends on Restricted Shares. Any cash dividend paid with respect to the Restricted Shares that have not yet vested will be reinvested (to the extent shares are available under the Plan) in additional Restricted Shares (“Reinvested Restricted Shares”), rounded down to the nearest whole Share, subject to the same restrictions on transferability and the possibility of forfeiture to the Company as the Restricted Shares to which the dividend relates; provided, however, subject to the terms of Section 4, that all Restrictions on the Reinvested Restricted Shares shall lapse on the first date after such Reinvested Restricted Shares are issued that Restrictions on any Restricted Shares lapse. The Restricted Shares received upon such reinvestment of cash dividends will be valued at the Fair Market Value on the date such dividend is paid.
4. Forfeiture of Restricted Shares. If Recipient shall cease to be an employee of the Company for any reason, all Shares that at that time are Restricted Shares shall thereupon be forfeited by the Recipient to the Company without payment of any consideration therefor, and neither the Recipient, nor any successor, heir, assign or personal representative shall have any right or interest in or to such Restricted Shares or the certificates evidencing the Restricted Shares. In addition, any Shares for which the Performance Restrictions do not lapse, and all Reinvested Restricted Shares which are issued in respect to such forfeited Shares, shall thereupon be forfeited by the Recipient to the Company without payment of any consideration therefor, and neither the Recipient, nor any successor, heir, assign or personal representative shall have any right or interest in or to such Restricted Shares or Reinvested Restricted Shares or the certificates evidencing the Restricted Shares or Reinvested Restricted Shares.

5. Lapse of Restrictions.
(a) Except as provided in Section 4 or in Section 5(b), the Restrictions on the Restricted Shares granted under this Agreement shall lapse as to the number of Restricted Shares and at the times stated above under both “Lapse of Time Restrictions” and “Lapse of Performance Restrictions”. Upon lapse of the Restrictions in accordance with this Section, the Company shall, as soon as practicable thereafter, deliver to the Recipient a certificate for the Shares with respect to which such Restrictions have lapsed.
(b) Notwithstanding any other provision of this Agreement, all Restrictions with respect to any Restricted Shares shall lapse on the date determined by the Committee (as defined in the Plan) prior to, but in no event more than sixty (60) days prior to, the occurrence of any of the following events: (i) dissolution or liquidation of the Company, other than in conjunction with a bankruptcy of the Company or any similar occurrence; (ii) any merger, consolidation, acquisition, separation, reorganization or similar occurrence where the Company will not be the surviving entity; or (iii) the transfer of substantially all of the assets of the Company, or 75% or more of the outstanding Stock of the Company.
6. Non-transferability. Neither the Restricted Shares nor this Restricted Stock Award Agreement nor any interest in the Shares or Award may be anticipated, alienated, encumbered, sold, pledged, assigned, transferred or subjected to any charge or legal process, other than by will or the laws of descent and distribution, so long as the Restrictions have not lapsed as to any Restricted Share and the Shares have not been delivered in accordance with the Plan, and any sale, pledge, assignment or other attempted transfer shall be null and void.
7. Adjustments. In the event of a corporate transaction involving the Company, the Common Stock or the Company’s corporate or capital structure, including but not limited to any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation reclassification, split-up, spin-off combination or exchange of shares, or a sale of the Company or of all or part of its assets or any distribution to stockholders other than a normal cash dividend, the Committee shall make such proportional adjustments as are necessary to preserve the benefits or potential benefits of the Awards of Restricted Shares. Action by the Committee may include all or any adjustment in (a) the maximum number and kind of securities subject to the Plan as set forth in this section; (b) the maximum number and kind of securities that may be made subject to an Award of Restricted Shares for any individual; (c) the number and kind of securities subject to any outstanding Award; and (d) any other adjustments that the Committee determines to be equitable.
8. Successors and Heirs. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

9. Governing Law. This Restricted Stock Award Agreement and the Restricted Shares will be construed, administered and governed in all respects under and by the applicable laws of the State of Minnesota, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this agreement, the Plan, the award or the Restricted Shares to the substantive law of another jurisdiction.
10. Tax Withholding. The Company shall deduct from the number of Shares deliverable upon lapse of the Restrictions under this Restricted Stock Award Agreement such number of Shares as may be required to pay the amount of any federal, state or local taxes of any kind required by law to be withheld with respect to the grant, lapse of Restrictions, payment or settlement of an Award under this Restricted Stock Award Agreement. Shares withheld or surrendered to satisfy tax withholding will be valued at Fair Market Value as of the date such Shares are withheld or surrendered.
11. Miscellaneous. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan. In accordance with the Plan, all decisions of the Committee shall be final and binding upon Recipient and the Company.
IN WITNESS WHEREOF, the Company and the Recipient have each executed and delivered this Agreement as of the date first above written.

WSI INDUSTRIES, INC.
By:
Michael J. Pudil
Chief Executive Officer

RECIPIENT:

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